FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-195164-02

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI)
Subject: Fwd:***NEW ISSUE CMBS: WFRBS 2014-C24 PUBLIC *LAUNCH*

WFRBS COMMERCIAL MORTGAGE TRUST 2014-C24 - PUBLIC NEW ISSUE
**LAUNCH** $937.972 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS & JT BOOKRUNNERS: WELLS FARGO SECURITIES AND RBS
CO-MANAGER: DEUTSCHE BANK SECURITIES

OFFERED CERTIFICATES - PUBLIC
CLASS	FITCH/KBRA/MDY	$SIZE(MM)	C/E	WAL	CUM LTV	NOI DY	LAUNCH
A-1	AAAsf/AAA(sf)/Aaa(sf)	34.202	30.000%	2.86	44.1%	14.4%	+38
A-2	AAAsf/AAA(sf)/Aaa(sf)	55.254	30.000%	4.95	44.1%	14.4%	+55
A-3	AAAsf/AAA(sf)/Aaa(sf)	86.298	30.000%	6.91	44.1%	14.4%	+90
A-4	AAAsf/AAA(sf)/Aaa(sf)	240.000	30.000%	9.81	44.1%	14.4%
A-5	AAAsf/AAA(sf)/Aaa(sf)	286.297	30.000%	9.89	44.1%	14.4%	+86
A-SB	AAAsf/AAA(sf)/Aaa(sf)	59.202	30.000%	7.33	44.1%	14.4%	+76
A-S	AAAsf/AAA(sf)/Aa1(sf)	99.234	20.875%	9.91	49.9%	12.7%	+118
B	AA-sf/AA-(sf)/Aa3(sf)	44.860	16.750%	9.93	52.4%	12.1%	+145
C	A-sf/A-(sf)/A3(sf)	32.625	13.750%	9.99	54.3%	11.7%	+190
PEX	A-sf/A-(sf)/A1(sf)	176.719	13.750%	9.93	54.3%	11.7%
X-A	AAAsf/AAA(sf)/NR	860.487	N/A	N/A	N/A	N/A
X-B	NR/AAA(sf)/NR	49.532	N/A	N/A	N/A	N/A

NON-OFFERED CERTIFICATES – PRIVATE (144A)
CLASS	FITCH/KBRA/MDY	$SIZE(MM)	C/E	WAL	CUM LTV	NOI DY
D	BBB-sf/BBB-(sf)/NR	72.047	7.125%	9.99	58.5%	10.9%

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE: $1,087,504,578
NUMBER OF LOANS: 86
NUMBER OF PROPERTIES: 109
WA CUT-OFF LTV: 62.9%
WA BALLOON LTV: 56.6%
WA U/W NCF DSCR: 1.88x
WA U/W NOI DEBT YIELD: 10.7%
WA MORTGAGE RATE: 4.424%
TOP TEN LOANS %: 46.2%
WA TERM TO MATURITY (MOS): 114
WA AMORTIZATION TERM (MOS): 354
WA SEASONING (MOS): 1

LOAN SELLERS: WFB (52.0%), RMF (18.8%),LIG I (11.1%)
RBS (9.7%), C-III (5.0%), BASIS (3.4%)

TOP 5 PROPERTY TYPES: RETAIL (40.7%), OFFICE (15.8%), MULTIFAMILY (12.1%)
SELF STORAGE (8.7%), HOSPITALITY (8.7%)

TOP 5 STATES: FL (23.2%), CA(19.8%), TX (16.9%), NY (7.4%), NC (3.5%)

MASTER SERVICERS: WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICERS: RIALTO CAPITAL ADVISORS, LLC
SUBORDINATE CLASS REP: Rialto CMBS IV, LLC or another affiliate of Rialto
Capital Advisors, LLC

ANTICIPATED PRICING: TODAY
ANTICIPATED SETTLEMENT: NOVEMBER 18, 2014

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-195164) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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